Exhibit 99.1

La Jolla Pharmaceutical Company Announces Financial Results for the
Three and Nine Months Ended September 30, 2018

SAN DIEGO, CA - October 24, 2018 - La Jolla Pharmaceutical Company (Nasdaq: LJPC), a leader in the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today announced financial results for the three and nine months ended September 30, 2018.

For the three months ended September 30, 2018, GIAPREZA™ (angiotensin II) net product sales were $3.5 million. This compares to $1.6 million for the three months ended June 30, 2018 and $0.8 million for the three months ended March 31, 2018. La Jolla launched GIAPREZA in the U.S. in March 2018. For the nine months ended September 30, 2018, GIAPREZA net product sales were $5.9 million. In December 2017, GIAPREZA was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor to increase blood pressure in adults with septic or other distributive shock. La Jolla’s net loss for the three and nine months ended September 30, 2018 was $50.7 million and $154.1 million, or $1.93 per share and $6.15 per share, respectively, compared to $26.3 million and $76.3 million, or $1.19 per share and $3.65 per share, respectively, for the same periods in 2017.

As of September 30, 2018, La Jolla had $204.3 million in cash and cash equivalents, compared to $90.9 million as of December 31, 2017. The increase in cash and cash equivalents was the result of $109.8 million of net proceeds from the March 2018 common stock offering and $124.3 million of net proceeds from the May 2018 royalty financing, offset primarily by cash used for operating activities. Cash used for operating activities for the three and nine months ended September 30, 2018 was $36.9 million and $120.3 million, respectively, compared to $18.5 million and $59.7 million, respectively, for the same periods in 2017.

In October 2018, La Jolla effected a Company-wide realignment to increase its focus and efficiency on achieving its corporate goals. La Jolla’s highest priorities remain the effective commercialization of GIAPREZA and development of its product pipeline, including LJPC-401 for multiple indications. As a result of the realignment, La Jolla expects that its cash and cash equivalents as of September 30, 2018 will be sufficient to fund its operations at least into the second half of 2020.

“Interest in GIAPREZA by intensive care physicians and their institutions continues to grow, and we are pleased to report that GIAPREZA is now on formulary in more than 300 hospitals in the U.S.,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “With the validation of our Marketing Authorisation Application for GIAPREZA in June 2018, we look forward to also bringing this important treatment to patients in Europe in 2019, pending approval by the European Medicines Agency.”

Conference Call Details

La Jolla will host a conference call and webcast today, October 24, 2018, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call can be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please provide the operator with the conference ID number 5899629 to join the conference call or click here for the webcast. An archive of the conference call and webcast will be available on La Jolla’s website for 30 days following the call.

About Shock and Septic or Other Distributive Shock

Over 1 million Americans are affected by shock on an annual basis, with 1 in 3 patients being treated for shock in the intensive care unit. Distributive shock is the most common type of shock in the inpatient setting with approximately 800,000 distributive shock cases in the United States per year. Of these cases, an estimated 90% are septic shock patients. Approximately 300,000 do not achieve adequate blood pressure response with standard of care vasopressor therapy (catecholamines and vasopressin). The inability to achieve or maintain adequate blood pressure results in inadequate blood flow to the body’s organs and tissue and is associated with a mortality rate exceeding most acute conditions requiring hospitalization. In the European Union, the annual incidence of sepsis in adults is estimated to be more than 500,000, with more than 170,000 progressing to septic shock.

Exhibit 99.1

About GIAPREZA

In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor to increase blood pressure in adults with septic or other distributive shock. GIAPREZA mimics the body’s endogenous regulatory peptide that is central to the renin-angiotensin-aldosterone system to increase blood pressure. Prescribing information for GIAPREZA is available at www.giapreza.com. GIAPREZA is marketed by La Jolla Pharmaceutical Company on behalf of La Jolla Pharma, LLC, its wholly owned subsidiary.

IMPORTANT SAFETY INFORMATION
Contraindications

None

Warnings and Precautions

There is a potential for venous and arterial thrombotic and thromboembolic events in patients who receive GIAPREZA. Use concurrent venous thromboembolism (VTE) prophylaxis.

Adverse Reactions

The most common adverse reactions that were reported in greater than 10% of GIAPREZA-treated patients were thromboembolic events.

Drug Interactions

Angiotensin converting enzyme (ACE) inhibitors may increase response to GIAPREZA. Angiotensin II receptor blockers (ARB) may reduce response to GIAPREZA.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

For additional information, please see Full Prescribing Information.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. GIAPREZA™ (angiotensin II), formerly known as LJPC-501, was approved by the U.S. Food and Drug Administration (FDA) on December 21, 2017 as a vasoconstrictor to increase blood pressure in adults with septic or other distributive shock. LJPC‑401 (synthetic human hepcidin), a clinical-stage investigational product, is being developed for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. For more information, please visit www.ljpc.com.

Forward-looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to expectations regarding future events or La Jolla’s future results of operations. These statements are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. La Jolla cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties and other factors are described in greater detail in La Jolla’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s website at www.sec.gov. These risks include, but are not limited to, risks relating to: our ability to successfully commercialize, market and achieve market acceptance of GIAPREZA and other product candidates; potential market sizes, including for septic or other distributive shock; the success of development activities for LJPC-401 and other product candidates, including post-approval studies for GIAPREZA; the successful and timely completion of clinical trials; unforeseen safety issues from the administration of product and product candidates in patients; the expected duration over which La Jolla’s cash balances will fund its operations; and other risks and uncertainties identified in our filings with the SEC. Forward-looking statements are presented as

Exhibit 99.1

of the date of this press release, and La Jolla expressly disclaims any intent to update any forward‑looking statements to reflect the outcome of subsequent events.

Exhibit 99.1

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Net product sales	$3,470	$—	$5,872	$—
Total revenue	3,470	—	5,872	—
Operating expenses
Cost of product sales	256	—	443	—
Research and development	30,439	19,093	89,735	57,666
Selling, general and administrative	21,139	7,390	66,319	18,915
Total operating expenses	51,834	26,483	156,497	76,581
Loss from operations	(48,364)	(26,483)	(150,625)	(76,581)
Interest (expense) income, net	(2,381)	195	(3,426)	324
Net loss	$(50,745)	$(26,288)	$(154,051)	$(76,257)
Net loss per share, basic and diluted	$(1.93)	$(1.19)	$(6.15)	$(3.65)
Weighted-average common shares outstanding, basic and diluted	26,226	22,125	25,055	20,900

Exhibit 99.1

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$204,337	$90,915
Accounts receivable, net	1,537	—
Inventory	1,101	—
Prepaid expenses and other current assets	5,847	3,147
Total current assets	212,822	94,062
Property and equipment, net	23,339	24,568
Restricted cash	909	909
Total assets	$237,070	$119,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,570	$11,484
Accrued expenses	10,995	703
Accrued payroll and related expenses	4,922	4,995
Deferred rent, current portion	1,370	1,370
Total current liabilities	23,857	18,552
Deferred rent, less current portion	13,895	12,785
Deferred royalty obligation, net	124,324	—
Total liabilities	162,076	31,337
Shareholders’ equity:
Common Stock, $0.0001 par value; 100,000,000 shares authorized, 26,226,955 and 22,167,529 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	3	2
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,906 shares issued and outstanding at September 30, 2018 and December 31, 2017; and liquidation preference of $3,906 at September 30, 2018 and December 31, 2017	3,906	3,906
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 2,737 shares issued and outstanding at September 30, 2018 and December 31, 2017; and liquidation preference of $2,737 at September 30, 2018 and December 31, 2017	2,737	2,737
Additional paid-in capital	943,913	803,071
Accumulated deficit	(875,565)	(721,514)
Total shareholders’ equity	74,994	88,202
Total liabilities and shareholders’ equity	$237,070	$119,539

Exhibit 99.1

Company Contacts

Sandra Vedrick
Director, Investor Relations & Human Resources
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1135
Email: svedrick@ljpc.com

and

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1040
Email: dmulroy@ljpc.com